Exhibit 77(e)(3)


                               AMENDED SCHEDULE A

                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC,

                                       and

                          ING INVESTMENT MANAGEMENT CO.


       Series                                     Annual Sub-Advisory Fee
       ------                                     -----------------------

       ING VP Growth Portfolio                             0.270%

       ING VP International Equity Portfolio               0.383%

       ING VP Small Company Portfolio                      0.338%

       ING VP Value Opportunity Portfolio                  0.270%

       ING VP Index Plus LargeCap Portfolio                0.158%

       ING VP Index Plus MidCap Portfolio                  0.180%

       ING VP Index Plus SmallCap Portfolio                0.180%